Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of PRB Energy, Inc. (formerly PRB Gas Transportation, Inc.) of our report dated March 30, 2006, relating to the consolidated balance sheet of PRB Energy, Inc. (formerly PRB Gas Transportation, Inc.) as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 10-K of PRB Energy, Inc. (formerly PRB Gas Transportation, Inc.).  We also consent to the reference to us under the heading “experts” in this Registration Statement on Form S-3.

\s\ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
February 1, 2007